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August 21, 2014

Enventis Employee FAQ #2

Re: Enventis-Consolidated Communications Merger Announcement

1.	Will our years of services be maintained post-merger?
Yes, Enventis employees’ current years of service at the time of the merger will be carried forward post-merger.

2.	Does Consolidated have a 401k match? If so, what is it?
Yes, the Enventis 401(k) plan will remain as is for at least one year after close. CCI has a similar 401(k) plan and in the future those plans will be combined into the CCI 40l(k).  CCI’s current match on the 401(k) is 100% on up to 6%.

3.	What type of CRM are they using?
The Customer Relationship Management functionality resides within the PRISM billing system and is currently being upgraded to a GUI interface across our Call Centers. CCI also utilizes Salesforce for our current customers.

4.	How was the $14 million in synergies estimated? This is the number noted in the Consolidated materials on the merger.
Consolidated estimates synergies based in part on its preliminary due diligence efforts (examination of the company), conversations with Enventis management, and looking back at what Consolidated accomplished in past transactions. Consolidated also compared its estimate to other publicly announced synergy information from comparable transactions in Telecom. To put it in perspective, when Consolidated did look at comparable transactions in the Telecom space, operating expense synergies averaged 20% of annual operating expense of the target company. Consolidated’s estimates for Enventis are 10% of annualized operating expenses. Consolidated targeted approximately 20% of operating expense synergy for the North Pittsburgh acquisition and 16% for the SureWest acquisition.

As Bob Currey (CCI CEO) and Bob Udell (CCI COO) said in the Enventis employee meetings, the operational expense synergies will represent a combination of reducing personnel expense, eliminating redundant positions and consolidating work groups, efficiency gains from integrating systems, elimination of duplicate public company expenses, and leveraging the additional scale and purchasing power of the combined company to reduce vendor costs.

The next several weeks will be devoted to organizational design and getting to know people to identify talent and skill sets. A portion of the $14 million in synergy could come from legacy Consolidated and it will be phased in over a two-year period as integration milestones are achieved.

5.	What is Consolidated doing specifically to support the communities it serves? Do they support United Way and other non-profits? Do they have a foundation?
CCI believes in giving back to the communities it serves through donations, sponsorships and volunteerism. The United Way is supported in many of Consolidated’s communities. In California and Kansas, Consolidated has foundations, which are employee managed, with a matching company contribution. The foundations were originally part of SureWest before the company was acquired, and Consolidated maintained the foundations as they are, because Consolidated believes they are successful, good for the brand, and popular with employees. Consolidated continues to evaluate them, but for now Consolidated is not planning any changes.

6.	When will more information on the integration plans be available?
We’re pleased to let you know that (CNSL) Steve Childers, CFO and (ENVE) Carol Wirsbinski, COO, have been named Transition Officers for the initial integration of our two companies. Steve and Carol are working together on the steps that need to be taken to merge. We’re still early in the process, but right now CCI management is making visits to Enventis to begin making assessments on departments, practices, processes, systems, etc. You will get updates from Steve and Carol as progress is made.

We’re also happy to announce that (ENVE) Greg Tholkes, Director of Accounting and (CNSL) Barb TenEyck, Director of Internal Audit~~s~~, will be managing the Integration Management Office (IMO). In the initial stages, they will be assisting in transition planning and identifying potential integration projects and will oversee the initial integration projects, such as PeopleSoft and the evaluation of the commercial portal. They both bring great experience to these efforts, as Barb has successfully managed the IMO for the last three CCI acquisitions and Greg brings a deep knowledge of Enventis business processes and systems interactions and will be a great complement to Barb. We will continue to provide more information as it is available on the integration planning.

7.	What changes, if any, will the call centers incur?
Like most functions, there will be ongoing discussion and collaboration regarding best practices and the alignment of groups and some reporting relationships, but there will likely be minimal changes in the call center jobs for at least a year as both teams learn more. Enventis does an excellent job with the call centers and CCI will spend ample time assessing functions to determine the best business models going forward.

8.	Does Consolidated have an employee stock purchase program?
CCI does not have an ESPP but instead has CCI stock set up as an investment option in their 401(k) to allow employees to purchase CCI stock with dollars that are both tax deferred and have been matched by CCI up to the matching limits (6% on 6%).

The Enventis Employee Stock Purchase Plan for 2013-2014 will conclude in August 2014. There will be no new Employee Stock Plan initiated for 2014-2015.

10.	What billing platform does Consolidated use today? Is there a plan for us to migrate to this platform and if so, when?
CCI’s main billing system is called Prism and it’s an internally maintained system. We also use a third party system, CostGuard, as our billing system for CLEC customers in our Pennsylvania market. Finally we use a third party system, CDG, for CABS billing. Consolidated built its current systems to provide a platform for all future system integration. Consolidated has advised Enventis it would plan to move to this platform unless it finds the Enventis systems to be significantly better long-term solutions. Consolidated realizes there will always be parts of various systems which are better, but it considers the combined integrated platform. Finally Consolidated’s goal in integration is to minimize risk and impact to customers; therefore, it would prefer to convert 25% rather than 75% of our combined customer base.

11.	What is the plan and timing around any system conversions?
The PeopleSoft integration planning has already started, with a goal to move Enventis from release 8.8 to CCI’s 9.0 and a target completion date of January 1, 2015. This planning for this project has been started and meetings will be led by Kay Callison (CCI).

In addition, Consolidated has conducted several meetings reviewing the Commercial Portal efforts Enventis had already started and would expect to be able to keep this effort going for both companies.

No dates have been finalized for the Billing/OSS integration. Consolidated is finishing the SureWest Billing/OSS conversion now and then Consolidated anticipates completing some projects that have been held due to that integration and are targeting late spring to mid-year 2015 to start the Enventis integration. Consolidated expects that effort to take 12 - 15 months. Consolidated is beginning to discuss the overall integration timeline encompassing other systems and would plan to communicate that as it becomes available.

12.	What’s the average tenure of a Consolidated employee?
The average tenure of a CCI employee is approximately 14 years.

13.	How many employees does Consolidated have in each core region?
California - 465
Illinois – 400
Texas - 450
Pennsylvania – 160
Kansas – 170

14.	Who provides Consolidated’s health care plan?
Blue Cross / Blue Shield of Texas. As a reminder, all health care and other benefits remain the same for Enventis employees for at least one year following closing.

15.	Will customers have to change their email address?
Existing Enventis customers will not have to change their email address. They will have the option of using a @mycci.net email address if they wish.

16.	What is Consolidated’s business growth strategy?
CCI is focused on leveraging common assets across our three customer groups: Commercial, Carrier and Consumer. Consolidated has a strategic focus on commercial and broadband services, with the majority of our capital investments tied to these success-based opportunities. Consolidated’s commercial and broadband revenues now represent 78% of its total top-line revenues. For its commercial customers, Metro-E continues to be a leading product, with focus also on hosted VOIP and data center offerings, as well as managed services, for a very competitive product set. While Consolidated primarily focuses on business opportunities within its network and adjacent to its footprint, it also invests in expansion opportunities where payback supports the investment. Within the last year, Consolidated launched services into Dallas, Texas and a data center in the Houston area. Consolidated selectively deploys capital for cellular tower backhaul and other wholesale opportunities, leveraging our regional fiber networks.

17.	What is Consolidated’s residential broadband strategy?
Consolidated leads with bundled packages of voice, digital TV and Internet, which provide the greatest value. About half of Consolidated’s customers have two services and about 20% have all three services. Going forward the broadband connection is becoming even more important and Consolidated is in the process of upgrading customer data speeds to meet growing bandwidth needs and positioning our network to deliver 1Gb services. Consolidated continues to work to make using our services easier for the customer, with a full featured web portal, nearly 75 TV Everywhere channels, whole home DVR control and home automation, and other value adds coming soon such as web DVR control and second screen alternatives.

18.	What will happen to the senior management team?
There will be some redundant positions at the senior level after the transaction closes. There are both personal and company considerations to be factored in and as these decisions are made they will be communicated.

19.	Can you provide more information on the lawsuits that have been filed related to the merger?
We do not comment on pending litigation. It is a fact, however, that lawsuits are filed following the announcement of virtually all mergers and acquisitions involving public companies.

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of June 29, 2014, among Enventis Corporation (“Enventis”), Consolidated Communications Holdings, Inc. (“Consolidated”) and Sky Merger Sub Inc., a wholly-owned subsidiary of Consolidated.

Consolidated has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the proposed merger transaction that includes the preliminary proxy statement of Enventis, which also constitutes a prospectus of Consolidated. Enventis will send to its shareholders the definitive joint proxy statement/prospectus regarding the proposed merger transaction when it becomes available. Enventis urges investors and security holders to read the joint proxy statement/prospectus (including all amendments and supplements to it) and other documents relating to the merger transaction, because they contain important information about Enventis, Consolidated and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the preliminary joint proxy statement/prospectus and other documents relating to the merger transaction from the SEC’s website at www.sec.gov, by accessing Consolidated’s filings and Consolidated’s website at www.consolidated.com. In addition, copies of the preliminary joint proxy statement/prospectus and such other documents may be obtained from Enventis free of charge by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN 56002-3248, Attn: Investor Relations, telephone: (507) 386-3765.

Certain Information Regarding Participants

Enventis and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Enventis’ shareholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the proposed merger transaction in the preliminary joint proxy statement/prospectus that was included in the registration statement on Form S-4 filed by Consolidated on August 8, 2014. Copies of the Form S-4 and the joint preliminary proxy statement/prospectus may be obtained free of charge as set forth in the previous paragraph.